Exhibit 2.30

MASTER PATENT OWNERSHIP AND LICENSE AGREEMENT

BETWEEN

PALM, INC.

AND

PALMSOURCE, INC.

Effective as of December 3, 2001

MASTER PATENT OWNERSHIP AND LICENSE AGREEMENT

-i-

ARTICLE 4 ADDITIONAL OBLIGATIONS		7

4.1	ADDITIONAL OBLIGATIONS WITH REGARD TO PALMSOURCE PATENTS	7
4.2	ASSIGNMENT OF PATENTS	8
4.3	RECORDATION OF LICENSES	8

ARTICLE 5 CONFIDENTIALITY		9

ARTICLE 6 TERMINATION		9

6.1	VOLUNTARY TERMINATION	9
6.2	SURVIVAL	9
6.3	NO OTHER TERMINATION	9

ARTICLE 7 DISPUTE RESOLUTION		10

7.1	MEDIATION	10
7.2	ARBITRATION	10
7.3	COURT ACTION	10
7.4	CONTINUITY OF SERVICE AND PERFORMANCE	11
7.5	RESOLUTION BY PALMSOURCE COMMITTEE	11

ARTICLE 8 LIMITATION OF LIABILITY		11

ARTICLE 9 MISCELLANEOUS PROVISIONS		11

9.1	DISCLAIMER	11
9.2	NO IMPLIED LICENSES	12
9.3	INFRINGEMENT SUITS	12
9.4	NO OTHER OBLIGATIONS	12
9.5	ENTIRE AGREEMENT	12
9.6	GOVERNING LAW	12
9.7	DESCRIPTIVE HEADINGS	13
9.8	NOTICES	13
9.9	NONASSIGNABILITY	13
9.10	SEVERABILITY	14
9.11	FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE	14
9.12	AMENDMENT	14
9.13	COUNTERPARTS	14

-ii-

MASTER PATENT OWNERSHIP AND LICENSE AGREEMENT

This Master Patent Ownership and License Agreement (the “Agreement”) is executed on May 9, 2002 and made effective as of December 3, 2001 (the “Effective Date”), between Palm, Inc., a Delaware corporation (“Palm”), having an office at 5470 Great America Parkway, Santa Clara, California, 95054 and PalmSource, Inc., a Delaware corporation (“PalmSource”), having an office at 5470 Great America Parkway, Santa Clara, California, 95054.

WHEREAS, the Board of Directors of Palm has determined that it is in the best interest of Palm and its stockholders to separate Palm’s existing businesses into two independent businesses and have the current business of the Palm platform solutions group conducted through a wholly-owned subsidiary;

WHEREAS, as part of the foregoing, Palm and PalmSource have entered into a Master Separation Agreement (as defined below), which provides, among other things, for the execution and delivery of certain other agreements in order to facilitate and provide for the foregoing;

WHEREAS, also as part of the foregoing, Palm and PalmSource desire to confirm PalmSource’s ownership of certain patents, patent applications and invention disclosures and to record in PalmSource’s name any such patents and patent applications that are recorded in Palm’s name; and

WHEREAS, PalmSource and Palm desire to provide for cross licenses and rights under patents, patent applications and invention disclosures covering certain technology.

NOW, THEREFORE, in consideration of the mutual promises of the parties, and of good and valuable consideration, it is agreed by and between the parties as follows:

ARTICLE 1

DEFINITIONS

For the purpose of this Agreement the following capitalized terms are defined in this Article 1 and shall have the meaning specified herein:

1.1 ALLOCATED PATENT ASSETS DATABASE. “Allocated Patent Assets Database” means the mutually agreed Allocated Patent Assets Database as of the Separation Date, as it may be updated by the parties upon mutual agreement to add Patents, Patent applications and Invention Disclosures as of the Separation Date.

1.2 FIRST EFFECTIVE FILING DATE. “First Effective Filing Date” means the earliest effective filing date in the particular country for any Patent or any application for any Patent. By way of example, it is understood that the First Effective Filing Date for a United States Patent is the earlier of (i) the actual filing date of the United States Patent application which issued into such

Patent, (ii) the priority date under 35 U.S.C. § 119 for such Patent, or (iii) the priority date under 35 U.S.C. § 120 for such Patent.

1.3 INVENTION DISCLOSURE. “Invention Disclosure” means a disclosure of an invention (i) written for the purpose of allowing legal and business people to determine whether to file a Patent application with respect to such invention and (ii) recorded with a control number in the owning party’s records with a First Effective Filing Date before the Separation Date.

1.4 MASTER CONFIDENTIAL DISCLOSURE AGREEMENT. “Master Confidential Disclosure Agreement” means that certain Master Confidential Disclosure Agreement between Palm and PalmSource.

1.5 MASTER SEPARATION AGREEMENT. “Master Separation Agreement” means that certain Master Separation Agreement between Palm and PalmSource.

1.6 OPERATING SYSTEM. “Operating System” means (i) a computer program that manages other computer programs in a computer, and (ii) is used by application programs by making requests for services through a defined application program interface.

1.7 PALM EXCLUDED FIELD OF USE. “Palm Excluded Field of Use” means the field of Operating Systems.

1.8 PALM PATENTS. “Palm Patents” means:

(a) Every Patent to the extent entitled to a First Effective Filing Date prior to the Separation Date provided that, at any time after the First Effective Filing Date of any such Patent and prior to the Separation Date, Palm (or any Subsidiary of Palm) has ownership or control of any such Patent; and

(b) Applications for the foregoing Patents described in Section 1.8(a), including without limitation any continuations, continuations-in-part, divisions and substitutions.

(c) Notwithstanding the foregoing, the term “Palm Patents” does not include the PalmSource Patents.

1.9 PALM PRODUCTS. “Palm Products” means any and all products and services of the businesses in which Palm or any of its Subsidiaries is engaged now or in the future, in all cases which products are designed or created primarily by Palm (or by any sublicensed Subsidiary) and/or by a subcontractor for Palm (or for any sublicensed Subsidiary), as well as future versions of such Palm Products.

1.10 PALMSOURCE EXCLUDED FIELD OF USE. “PalmSource Excluded Field of Use” means the field of computer hardware.

1.11 PALMSOURCE LICENSEE. “PalmSource Licensee” means a Person to whom PalmSource provides the PalmSource OS pursuant to a software license agreement.

1.12 PALMSOURCE LICENSEE PRODUCT. “PalmSource Licensee Product” means mobile and handheld devices designed or created primarily by PalmSource Licensees and/or by a subcontractor for such PalmSource Licensee, which devices incorporate the PalmSource OS as the Primary Operating System for such devices.

1.13 PALMSOURCE OS. “PalmSource OS” means a PalmSource Product that is an Operating System.

1.14 PALMSOURCE PATENTS. “PalmSource Patents” means:

(a) Patents, Patent applications and Invention Disclosures that are allocated to PalmSource in the Allocated Patent Assets Database;

(b) Patent applications filed on the foregoing Invention Disclosures described in Section 1.14(a);

(c) continuations, continuations-in-part, divisions and substitutions of any of the foregoing Patent applications described in Sections 1.14(a) and (b);

(d) Patents which may issue on any of the foregoing Patent applications described in Sections 1.14(a)-(c);

(e) renewals, reissues, reexaminations and extensions of the foregoing Patents described in Sections 1.14(a) and (d); and

(f) foreign Patent applications and Patents that are counterparts of any of the foregoing Patent applications or Patents described in Sections 1.14(a)-(e), including any Patent application or Patent to the extent that it claims priority from any of the foregoing Patent applications or Patents described in Sections 1.14(a)-(e); but

(g) excluding from any Patent or Patent application described in Sections 1.14(c)-(f) any claim (i) directed to subject matter that does not appear in any Patent application having a First Effective Filing Date prior to the Separation Date and (ii) of which neither PalmSource nor any person having a legal duty to assign his/her interest therein to PalmSource is entitled to be named as an inventor.

1.15 PALMSOURCE PRODUCTS. “PalmSource Products” means any and all products and services of the businesses in which PalmSource or any of its Subsidiaries is engaged now or in the future, in all cases which products are designed or created primarily by PalmSource (or by any sublicensed Subsidiary) and/or by a subcontractor for PalmSource (or for any sublicensed Subsidiary), as well as future versions of such PalmSource Products.

1.16 PATENTS. “Patents” means patents, utility models, design patents, design registrations, certificates of invention and other governmental grants for the protection of inventions or industrial designs anywhere in the world and all reissues, renewals, re-examinations and extensions of any of the foregoing.

1.17 PERSON. “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

1.18 PRIMARY OPERATING SYSTEM. “Primary Operating System” means the first or only Operating System to be loaded into a computer’s main memory or random access memory, which Operating System controls the hardware of the computer.

1.19 SEPARATION DATE. “Separation Date” means 12:01 a.m., Pacific Time, December 3, 2001, or such other date as may be fixed by the Board of Directors of Palm.

1.20 SUBSIDIARY. “Subsidiary” of any Person means a corporation or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; provided, however, that no Person that is not directly or indirectly wholly-owned by any other Person shall be a Subsidiary of such other Person unless such other Person controls, or has the right, power or ability to control, that Person. For the purposes of this Agreement, PalmSource shall be deemed not to be a Subsidiary of Palm.

ARTICLE 2

OWNERSHIP

2.1 OWNERSHIP OF PATENTS.

(a) PALMSOURCE PATENTS. Subject to Sections 2.2 and 2.3 below, Palm hereby grants, conveys and assigns (and agrees to cause its appropriate Subsidiaries to grant, convey and assign) to PalmSource, by execution hereof (or, where appropriate or required, by execution of separate instruments of assignment), all its (and their) right, title and interest in and to the PalmSource Patents, to be held and enjoyed by PalmSource, its successors and assigns. Palm further grants, conveys and assigns (and agrees to cause its appropriate Subsidiaries to grant, convey and assign) to PalmSource all its (and their) right, title and interest in and to any and all causes of action and rights of recovery for past infringement of the PalmSource Patents and the right to claim priority from the PalmSource Patents. Palm will, without demanding any further consideration therefor, at the request and expense of PalmSource (except for the value of the time of Palm employees), do

(and cause its Subsidiaries to do) all lawful and just acts, that may be or become necessary for prosecuting, sustaining, obtaining continuations of, or reissuing said PalmSource Patents and for evidencing, maintaining, recording and perfecting PalmSource’s rights to said PalmSource Patents, consistent with Palm’s general business practice as of the Separation Date, including but not limited to execution and acknowledgement of (and causing its Subsidiaries to execute and acknowledge) assignments and other instruments in a form reasonably required by PalmSource for each Patent jurisdiction.

2.2 PRIOR GRANTS. PalmSource acknowledges and agrees that the foregoing assignments are subject to any and all licenses or other rights that may have been granted by Palm or its Subsidiaries with respect to the PalmSource Patents prior to the Separation Date. Palm shall respond to reasonable inquiries from PalmSource regarding any such prior grants.

2.3 ASSIGNMENT DISCLAIMER. EACH PARTY ACKNOWLEDGES AND AGREES THAT THE FOREGOING ASSIGNMENTS ARE MADE ON AN “AS-IS,” QUITCLAIM BASIS AND THAT NEITHER PARTY NOR ANY SUBSIDIARY OF SUCH PARTY HAS MADE OR WILL MAKE ANY WARRANTY WHATSOEVER, EXPRESS, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, ENFORCEABILITY, NON-INFRINGEMENT, OR VALIDITY OF PATENT CLAIMS (ISSUED OR PENDING).

ARTICLE 3

LICENSES AND RIGHTS

3.1 LICENSE GRANTS TO PALM. PalmSource grants (and agrees to cause its appropriate Subsidiaries to grant) to Palm, under the PalmSource Patents, a personal, irrevocable, nonexclusive, worldwide, fully-paid, royalty-free and non-transferable (except as set forth in Section 9.9) license, with the right to grant sublicenses as set forth in Section 3.4 below, to make (including the right to practice methods, processes and procedures), have made, use, lease, sell, offer for sale and import (i) Palm Products that are computer hardware devices incorporating the PalmSource OS as the Primary Operating System, in all fields of use (including but not limited to any other computer software that may be used on such devices), and (ii) all other Palm Products in all fields of use except the Palm Excluded Field of Use.

3.2 LICENSE GRANTS TO PALMSOURCE. Palm grants (and agrees to cause its appropriate Subsidiaries to grant) to PalmSource, under the Palm Patents, a personal, irrevocable, nonexclusive, worldwide, fully-paid, royalty-free and non-transferable (except as set forth in Section 9.9) license, with the right to grant sublicenses as set forth in Section 3.4 below, to make (including the right to practice methods, processes and procedures), have made, use, lease, sell, offer for sale and import PalmSource Products in all fields of use except the PalmSource Excluded Field of Use (except as specifically set forth in Section 3.4 below with respect to sublicense rights).

3.3 COMBINATION EXCLUSION.

(a) Except as expressly provided herein, no license or immunity is granted under this Agreement by Palm, either directly or by implication, estoppel or otherwise to any third parties acquiring PalmSource Products from PalmSource for the combination of such PalmSource Products with other items or for the use of such combination.

(b) Except as expressly provided herein, no license or immunity is granted under this Agreement by PalmSource, either directly or by implication, estoppel or otherwise to any third parties acquiring Palm Products from Palm for the combination of such Palm Products with other items or for the use of such combination.

3.4 SUBLICENSE RIGHTS.

(a) Subject to Sections 3.5 and 3.6, each party may grant sublicenses to its respective Subsidiaries within the scope of its respective license hereunder (with no right to grant further sublicenses other than, in the case of a sublicensed Subsidiary, to another Subsidiary of such party and, as applicable, as described in Sections 3.4(c) below). Any such sublicense may be made effective retroactively, but not prior to the sublicensee’s becoming a Subsidiary of the granting party.

(b) Subject to Sections 3.5 and 3.6, the parties may also grant sublicense rights as set forth below:

(i) Palm shall have the right to grant sublicenses to third parties within the scope of its licenses hereunder (with no right to grant further sublicenses) to make (including the right to practice methods, processes and procedures), have made, use, lease, sell, offer for sale and import (A) Palm Products that are computer hardware devices incorporating the PalmSource OS as the Primary Operating System, in all fields of use (including but not limited to any other computer software that may be used on such devices), and (B) all other Palm Products in all fields of use except the Palm Excluded Field of Use.

(ii) PalmSource shall have the right to grant sublicenses to PalmSource Licensees within the scope of its licenses hereunder (with no right to grant further sublicenses except as set forth below) to make (including the right to practice methods, processes and procedures), have made, use, lease, sell, offer for sale and import PalmSource Licensee Products; provided however that such sublicense rights extend only to hardware features that are necessary to use the PalmSource OS and not to any other features that are not necessary to use the PalmSource OS. PalmSource Licensees shall have the right to grant sublicenses to third parties within the scope of their licenses as granted by PalmSource pursuant to this Agreement (with no right to grant further sublicenses) to make (including the right to practice methods, processes and procedures), have made, use, lease, sell, offer for sale and import PalmSource Licensee Products; provided, however, that such sublicense rights extend only to hardware features that are necessary to use the PalmSource OS and not to any other features that are not necessary to use the PalmSource OS.

(c) Any licenses granted by Palm to its licensees, distributors, resellers, OEM customers, VAR customers, VAD customers, systems integrators and other channels of distribution and to its end user customers with respect to any Palm Product in the form of software may include a sublicense under the PalmSource Patents within the scope of Palm’s license hereunder, provided that the scope of such sublicense is limited to the exercise of the rights granted by PalmSource to Palm with respect to that Palm Product. Any licenses granted by PalmSource to its licensees, distributors, resellers, OEM customers, VAR customers, VAD customers, systems integrators and other channels of distribution and to its end user customers with respect to any PalmSource Product in the form of software may include a sublicense under the Palm Patents within the scope of PalmSource’s license hereunder, provided that the scope of such sublicense is limited to the exercise of the rights granted by Palm to PalmSource with respect to that PalmSource Product.

(d) Each party shall have no rights to grant sublicenses to the Patents, except as expressly provided in Section 3.4 (a), (b), and (c) above.

3.5 HAVE MADE RIGHTS. Each party understands and acknowledges that the “have made” rights granted to it in Section 3.1 or 3.2, as applicable, and the sublicenses of such “have made” rights granted pursuant to Sections 3.4(a), (b) and (c), as applicable, are intended to cover only the products of such party and its Subsidiaries (including private label or OEM versions of such products), and are not intended to cover foundry or contract manufacturing activities that such party may undertake through third parties for third parties.

3.6 DURATION.

(a) All licenses granted herein with respect to each Patent shall expire upon the expiration of the term of such Patent.

(b) All sublicenses granted pursuant to this Agreement to a particular Subsidiary of a party hereto shall terminate the date that, in the case of a Subsidiary of a party, the Subsidiary ceases to be a Subsidiary of such party. The licenses granted to such other party hereunder with respect to Patents and Patent applications of such Subsidiary with a First Effective Filing Date prior to the date of such cessation shall remain in effect notwithstanding such cessation.

ARTICLE 4

ADDITIONAL OBLIGATIONS

4.1 ADDITIONAL OBLIGATIONS WITH REGARD TO PALMSOURCE PATENTS.

(a) The parties will cooperate to effect a smooth transfer of the responsibility for prosecution, maintenance and enforcement of the PalmSource Patents from Palm to PalmSource. Until such transfer has been effected, Palm agrees to continue the prosecution and maintenance of, and ongoing litigation (if any) with respect to, the PalmSource Patents (including payment of maintenance fees), and to maintain its files and records relating to the PalmSource Patents using the same standard of care and diligence that it uses with respect to Palm’s Patents. PalmSource will reimburse Palm for all actual and reasonable expenses (excluding the value of the time of Palm employees) to continue to prosecute and maintain the PalmSource Patents after the Separation Date until the transfer of responsibility for the PalmSource Patents has been completed and to continue any such ongoing litigation. The parties shall agree on a case by case basis on compensation, if any, of Palm for the value of time of Palm’s employees as reasonably required in connection with any such litigation. Palm will provide PalmSource with the originals or copies of its files relating to the PalmSource Patents upon such transfer or at such earlier time as the parties may agree.

(b) Palm shall provide continuing reasonable support to PalmSource with respect to the PalmSource Patents, including by way of example the following:

(i) executing all documents prepared by PalmSource necessary for prosecution, maintenance, and litigation of the PalmSource Patents,

(ii) making available to PalmSource or its counsel, inventors and other persons employed by Palm for interviews and/or testimony to assist in good faith in further prosecution, maintenance or litigation of the PalmSource Patents, including the signing of documents related thereto,

(iii) forwarding copies of all correspondence sent and received concerning the PalmSource Patents within a reasonable period of time after receipt by Palm, and

(iv) making all relevant documents in the possession or control of Palm and corresponding to the PalmSource Patents, or any licenses thereunder, available to PalmSource or its counsel.

Any actual and reasonable out-of-pocket expenses associated with any such assistance shall be borne by PalmSource, expressly excluding the value of the time of such Palm employees; provided, however, that in the case of assistance with litigation, the parties shall agree on a case by case basis on compensation, if any, of Palm for the value of the time of Palm’s employees as reasonably required in connection with such litigation.

4.2 ASSIGNMENT OF PATENTS. Each party shall not assign or grant any rights under any of the Patents unless such assignment or grant is made subject to the licenses granted in this Agreement.

4.3 RECORDATION OF LICENSES.

(a) For any country, now or in the future, that requires the express consent of all inventors or their assignees to the grant of licenses or rights under Patents issued in such countries for joint inventions:

(i) each party shall give such consent, or shall obtain such consent from its employees, its Subsidiaries or employees of any of its Subsidiaries, as required to make full and effective any such licenses and rights respecting any joint invention granted to a grantee hereunder by such party; and

(ii) each party shall take steps that are reasonable under the circumstances to obtain from third parties whatever other consents are necessary to make full and effective such licenses and rights respecting any joint invention purported to be granted by it hereunder. If, in spite of such reasonable steps, such party is unable to obtain the requisite consents from such third parties, the resulting inability of such party to make full and effective its purported grant of such licenses and rights shall not be considered to be a breach of this Agreement.

(b) Each party agrees, without demanding any further consideration, to execute (and to cause its Subsidiaries to execute) all documents reasonably requested by the other party to effect recordation of the license relationship between the parties created by this Agreement.

ARTICLE 5

CONFIDENTIALITY

The terms of the Master Confidential Disclosure Agreement between the parties shall apply to any Confidential Information (as defined therein), which is the subject matter of this Agreement.

ARTICLE 6

TERMINATION

6.1 VOLUNTARY TERMINATION. By written notice to the other party, each party may voluntarily terminate all or a specified portion of the licenses and rights granted to it hereunder. Such notice shall specify the effective date of such termination and shall clearly specify any affected Patent, Patent application, Invention Disclosure, product or service.

6.2 SURVIVAL. Any voluntary termination of licenses and rights of a party under Section 6.1 shall not affect such party’s licenses and rights with respect to any licensed product made or service furnished prior to such termination, and shall not affect the licenses and rights granted to the other party hereunder.

6.3 NO OTHER TERMINATION. Each party acknowledges and agrees that its remedy for breach by the other party of the licenses granted to it hereunder or of any other provision hereof, shall be, subject to the requirements of Article 7, to bring a claim to recover damages subject to the limits set forth in this Agreement and to seek any other appropriate equitable relief, other than termination of the licenses granted by it in this Agreement.

ARTICLE 7

DISPUTE RESOLUTION

7.1 MEDIATION. If a dispute, controversy or claim (“Dispute”) arises between the parties relating to the interpretation or performance of this Agreement, or the grounds for the termination hereof, appropriate senior executives (e.g. director or vice president level) of each party who shall have the authority to resolve the matter shall meet to attempt in good faith to negotiate a resolution of the Dispute prior to pursuing other available remedies. The initial meeting between the appropriate senior executives shall be referred to herein as the “Dispute Resolution Commencement Date.” Discussions and correspondence relating to trying to resolve such Dispute shall be treated as confidential information developed for the purpose of settlement and shall be exempt from discovery or production and shall not be admissible. If the senior executives are unable to resolve the Dispute within thirty (30) days from the Dispute Resolution Commencement Date, and either party wishes to pursue its rights relating to such Dispute, then the Dispute will be mediated by a mutually acceptable mediator appointed pursuant to the mediation rules of JAMS/Endispute within thirty (30) days after written notice by one party to the other demanding non-binding mediation. Neither party may unreasonably withhold consent to the selection of a mediator or the location of the mediation. Both parties will share the costs of the mediation equally, except that each party shall bear its own costs and expenses, including attorney’s fees, witness fees, travel expenses, and preparation costs. The parties may also agree to replace mediation with some other form of non-binding or binding Alternative Dispute Resolution (“ADR”).

7.2 ARBITRATION. Any Dispute which the parties cannot resolve through mediation within ninety (90) days of the Dispute Resolution Commencement Date, unless otherwise mutually agreed, shall be submitted to final and binding arbitration under the then current Commercial Arbitration Rules of the American Arbitration Association (“AAA”), by three (3) arbitrators in Santa Clara County, California. Such arbitrators shall be selected by the mutual agreement of the parties or, failing such agreement, shall be selected according to the aforesaid AAA rules. The arbitrators will be instructed to prepare and deliver a written, reasoned opinion stating their decision within thirty (30) days of the completion of the arbitration. The prevailing party in such arbitration shall be entitled to expenses, including costs and reasonable attorneys’ and other professional fees, incurred in connection with the arbitration (but excluding any costs and fees associated with prior negotiation or mediation). The decision of the arbitrator shall be final and non-appealable and may be enforced in any court of competent jurisdiction. The use of any ADR procedures will not be construed under the doctrine of laches, waiver or estoppel to adversely affect the rights of either party.

7.3 COURT ACTION. Any Dispute regarding the following is not required to be negotiated, mediated or arbitrated prior to seeking relief from a court of competent jurisdiction: breach of any obligation of confidentiality; infringement, misappropriation, or misuse of any intellectual property right; any other claim where interim relief from the court is sought to prevent serious and irreparable injury to one of the parties or to others. However, the parties to the Dispute shall make a good faith effort to negotiate and mediate such Dispute, according to the above procedures, while such court action is pending.

7.4 CONTINUITY OF SERVICE AND PERFORMANCE. Unless otherwise agreed in writing, the parties will continue to provide service and honor all other commitments under this Agreement during the course of dispute resolution pursuant to the provisions of this Article 7 with respect to all matters not subject to such dispute, controversy or claim.

7.5 RESOLUTION BY PALMSOURCE COMMITTEE. Notwithstanding the foregoing, while PalmSource remains a wholly-owned subsidiary (excluding shares issued pursuant to PalmSource equity plans to officers, directors, employees and consultants of PalmSource), if, pursuant to Section 7.1, the senior executives are unable to resolve the Dispute within thirty (30) days from the Dispute Resolution Commencement Date, and either party wishes to pursue its rights relating to such Dispute, then in lieu of mediation or subsequent remedy contemplated by Section 7.2-7.3, the Dispute will be submitted to the PalmSource Committee for resolution (which committee shall consist of the CEO of Palm, the CEO of PalmSource and the Chairman of the Board of Palm, or such other composition as is mutually acceptable to Palm and PalmSource).

ARTICLE 8

LIMITATION OF LIABILITY

IN NO EVENT SHALL EITHER PARTY OR ITS SUBSIDIARIES BE LIABLE TO THE OTHER PARTY OR ITS SUBSIDIARIES FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATIONS SHALL NOT LIMIT DAMAGES FOR INFRINGEMENT AVAILABLE TO EITHER PARTY UNDER APPLICABLE LAW IN THE EVENT OF BREACH BY THE OTHER PARTY OF SECTIONS 3.1, 3.2, 3.4 OR 3.5 OR FOR INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS NOT LICENSED HEREIN AND SHALL NOT LIMIT EACH PARTY’S OBLIGATIONS EXPRESSLY ASSUMED IN EXHIBIT H OF THE MASTER SEPARATION AGREEMENT; PROVIDED FURTHER THAT THE EXCLUSION OF PUNITIVE DAMAGES SHALL APPLY IN ANY EVENT.

ARTICLE 9

MISCELLANEOUS PROVISIONS

9.1 DISCLAIMER. EACH PARTY ACKNOWLEDGES AND AGREES THAT ALL PATENTS AND ANY OTHER INFORMATION OR MATERIALS LICENSED OR PROVIDED HEREUNDER ARE LICENSED OR PROVIDED ON AN “AS IS” BASIS AND THAT NEITHER PARTY NOR ANY OF ITS SUBSIDIARIES MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES WHATSOEVER, EXPRESS, IMPLIED OR STATUTORY,

WITH RESPECT THERETO INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, ENFORCEABILITY OR NON-INFRINGEMENT. Without limiting the generality of the foregoing, neither party nor any of its Subsidiaries makes any warranty or representation as to the validity and/or scope of any Patent licensed by it to the other party hereunder or any warranty or representation that any manufacture, use, importation, offer for sale or sale of any product or service will be free from infringement of any Patent or other intellectual property right of any third party.

9.2 NO IMPLIED LICENSES. Nothing contained in this Agreement shall be construed as conferring any rights by implication, estoppel or otherwise, under any intellectual property right, other than the rights expressly granted in this Agreement with respect to the Palm Patents and PalmSource Patents. Neither party is required hereunder to furnish or disclose to the other any technical or other information except as specifically provided herein.

9.3 INFRINGEMENT SUITS. Neither party shall have any obligation hereunder to institute any action or suit against third parties for infringement of any Patent or to defend any action or suit brought by a third party which challenges or concerns the validity of any Patent. Unless the parties otherwise agree in writing, neither party shall have any right to institute any action or suit against third parties for infringement of any Patent owned by the other party.

9.4 NO OTHER OBLIGATIONS. NEITHER PARTY ASSUMES ANY RESPONSIBILITIES OR OBLIGATIONS WHATSOEVER, OTHER THAN THE RESPONSIBILITIES AND OBLIGATIONS EXPRESSLY SET FORTH IN THIS AGREEMENT OR A SEPARATE WRITTEN AGREEMENT BETWEEN THE PARTIES. Without limiting the generality of the foregoing, neither party, nor any of its Subsidiaries is obligated to (i) file any Patent application, or to secure any Patent or Patent rights, (ii) to maintain any Patent in force, or (iii) provide any technical assistance, except for the obligations expressly assumed in this Agreement.

9.5 ENTIRE AGREEMENT. This Agreement, the Master Separation Agreement and the other Ancillary Agreements (as defined in the Master Separation Agreement) and the Exhibits and Schedules referenced or attached hereto and thereto constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof and thereof. To the extent there is a conflict between this Agreement and the Master Assignment and Assumption Agreement between the parties, the terms of this Agreement shall govern.

9.6 GOVERNING LAW. This Agreement shall be construed in accordance with and all Disputes hereunder shall be governed by the laws of the State of California, excluding its conflict of law rules and the United Nations Convention on Contracts for the International Sale of Goods. The Superior Court of Santa Clara County and/or the United States District Court for the Northern District of California shall have jurisdiction and venue over all Disputes between the parties that are permitted to be brought in a court of law pursuant to Article 7 above.

9.7 DESCRIPTIVE HEADINGS. The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning assigned to such term in this Agreement. When a reference is made in this Agreement to an Article or a Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

9.8 NOTICES. Notices, offers, requests or other communications required or permitted to be given by either party pursuant to the terms of this Agreement shall be given in writing to the respective parties to the following addresses:

if to Palm :

Palm, Inc.

5470 Great America Parkway

Santa Clara, California 95054

Attention: General Counsel

if to PalmSource:

PalmSource, Inc.

5470 Great America Parkway

Santa Clara, California 95054

Attention: Chief Executive Officer

or to such other address as the party to whom notice is given may have previously furnished to the other in writing as provided herein. Any notice involving non-performance, termination, or renewal shall be sent by hand delivery, recognized overnight courier or, within the United States, may also be sent via certified mail, return receipt requested. All other notices may also be sent by fax, confirmed by first class mail. All notices shall be deemed to have been given and received on the earlier of actual delivery or three (3) days from the date of postmark.

9.9 NONASSIGNABILITY. Neither party may, directly or indirectly, in whole or in part, whether by operation of law or otherwise, assign or transfer this Agreement, without the other party’s prior written consent, and any attempted assignment, transfer or delegation without such prior written consent shall be voidable at the sole option of such other party. Notwithstanding the foregoing, each party (or its successive assignees or transferees hereunder) may, without such consent, assign or transfer this Agreement as a whole without consent (i) in connection with a corporate reorganization that leaves such party substantially equivalent in terms of business, assets and ownership as before the reorganization (e.g., a reincorporation in another state), or (ii) to a Person that succeeds to all or substantially all of the business or assets of such party; provided, however, that such party promptly shall give notice of such acquisition to the other party. Without limiting the foregoing, this Agreement will be binding upon and inure to the benefit of the parties and their permitted successors and assigns.

9.10 SEVERABILITY. If any term or other provision of this Agreement is determined by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

9.11 FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of either party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

9.12 AMENDMENT. No change or amendment will be made to this Agreement except by an instrument in writing signed on behalf of each of the parties to such agreement.

9.13 COUNTERPARTS. This Agreement, including the Ancillary Agreements and the Exhibits and Schedules hereto and thereto and the other documents referred to herein or therein, may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

WHEREFORE, the parties have signed this Master Patent Ownership and License Agreement effective as of the Effective Date.

PALM, INC.		PALMSOURCE, INC.

By:	/s/ JUDY BRUNER	By:	/s/ DAVID NAGEL
Name:	Judy Bruner	Name:	David Nagel
Title:	Chief Financial Officer	Title:	Chief Executive Officer